Consent of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders

Prudential’s Gibraltar Fund, Inc.:

We consent to the use of our report incorporated by reference herein and to the references to our firm under the headings “Financial Highlights” in the prospectus and “Other Service Providers”, “Disclosure of Portfolio Holdings” and “Financial Statements” in the Statement of Additional Information.

New York, New York

March 27, 2012